UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2018

RESIDEO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38635	82-5318796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1985 Douglas Drive North, Golden Valley, Minnesota	55422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (763) 954-5204

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On October 4, 2018, Resideo Technologies, Inc. (the “Company”), Resideo Funding Inc. (the “Issuer”), a wholly owned subsidiary of the Company, and the other Guarantors (as defined below), entered into a purchase agreement (the “Purchase Agreement”) with Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several initial purchasers referred to therein (collectively, the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Initial Purchasers have agreed to purchase, and the Issuer has agreed to sell, $400 million aggregate principal amount of the Issuer’s 6.125% Senior Notes due 2026 (the “Notes”). The sale of the Notes is expected to close on or about October 19, 2018. The Purchase Agreement contains representations and warranties, covenants and closing conditions that are customary for transactions of this type. In addition, the Issuer and the Guarantors have agreed on customary terms to indemnify the Initial Purchasers against certain liabilities or to contribute to payments that the Initial Purchasers may be required to make in respect of such liabilities.

In connection with the previously announced spin-off of the Company from Honeywell International Inc. (“Honeywell”), which will be effective as of 12:01 a.m., New York City time, on October 29, 2018 (the “Spin-Off”), Honeywell announced on October 4, 2018 that the Issuer priced the Notes at an issue price of 100%. The Notes will bear interest at 6.125% per annum and will mature on November 1, 2026. The net proceeds from the sale of the Notes are expected to be used by the Company, together with borrowings under its new senior secured credit facilities, (i) to repay intercompany indebtedness to Honeywell or a subsidiary of Honeywell of approximately $1.2 billion, and (ii) to pay fees, costs and expenses related to the new senior secured credit facilities and the Notes offering. The proceeds from the Notes offering will be held in escrow until satisfaction of the conditions precedent to the Spin-Off and certain other escrow release conditions. The press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The Notes will be senior unsecured obligations of the Issuer and, from and after the escrow release date, will be guaranteed on an unsecured senior basis by the Company and each of the Company’s existing and future domestic subsidiaries that guarantee the new senior secured credit facilities (collectively, the “Guarantors”).

The Notes and related guarantees were offered to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside of the United States in reliance on Regulation S under the Securities Act. The Notes and related guarantees will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This report does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offering, solicitation or sale would be unlawful. Any offers of the Notes or related guarantees will be made only by means of a private offering memorandum. This report contains information about pending transactions, and there can be no assurance that these transactions will be completed in the manner described herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1	Press Release, dated October 4, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESIDEO TECHNOLOGIES, INC.

	By:	/s/ Jacqueline Katzel
Name: Jacqueline Katzel
Date: October 4, 2018		Title: President